CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,264,580.00	$581.69

April 2013 Final Terms No. ACS-1 Registration Statement No. 333-180300-03 Dated April 19, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation
The Contingent Income Auto-Callable Securities are senior unsecured obligations of Credit Suisse AG and do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly payment but only if the determination closing price of the underlying stock is at or above the downside threshold level on the related determination date. However, if the determination closing price is less than the downside threshold level on any determination date, we will pay no contingent quarterly payment for the related quarterly period. In addition, the securities will be automatically redeemed if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly payment. At maturity, if the securities have not been previously redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the relevant contingent quarterly payment. However, if the final share price is less than the downside threshold level, investors will be exposed to the decline in the underlying stock on a 1 to 1 basis and will receive a payment at maturity that will be a number of shares of the underlying stock, or at our option the cash value thereof, that will be significantly less than the principal amount of the securities. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment, of not receiving any contingent quarterly payments throughout the 3-year term of the securities and also the risk of receiving shares of the underlying stock, or the cash value thereof, that are worth significantly less than the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no quarterly interest over the 3-year term and in exchange for the possibility of an automatic early redemption prior to maturity. Investors will not participate in any appreciation of the underlying stock. All payments on the securities are subject to the credit risk of Credit Suisse.
SUMMARY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying stock:	Class A Common Stock of LinkedIn Corporation (Bloomberg ticker: LNKD <Equity>)
Aggregate principal amount:	$4,264,580
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	April 19, 2013
Original issue date:	April 25, 2013 (4 business days after the pricing date)
Maturity date:	April 22, 2016
Early redemption:
If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date
Agent:	Citigroup Global Markets, Inc. See “Supplemental information regarding plan of distribution.”
Commissions and issue price:	Price to public(1)	Fees(2)	Proceeds to issuer
Per security	$10.000	$0.225	$9.775
Total	$4,264,580.00	$95,953.05	$4,168,626.95

(1)	Certain fiduciary accounts will pay a purchase price of at least $9.775 per security, and the placements agents with respect to sales made to such accounts will forgo any fees.

(2)
Citigroup Global Markets Inc., which we refer to as CGMI, will act as placement agent for the securities. The placement agent will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agent receives from sales to accounts other than such fiduciary accounts. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $0.225 per $10 principal amount of securities and will use all of that fee to allow selling concessions to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) that will depend on market conditions on the pricing date.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9 and page S-31 of the accompanying product supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement ACS-1 dated March 28, 2013	Prospectus Supplement and Prospectus dated March 23, 2012

Citigroup Global Markets Inc.
Placement Agent

Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

continued from the previous page

Initial share price:	$174.95, which is the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date
Contingent quarterly payment:
•   If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.325 (3.25% of the stated principal amount) per security on the related contingent payment date.
•   If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the underlying stock will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments.

Downside threshold level:	$122.465, which is equal to 70% of the initial share price
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Determination dates:
July 19, 2013, October 21, 2013, January 21, 2014, April 21, 2014, July 21, 2014, October 20, 2014, January 20, 2015, April 15, 2015, July 20, 2015, October 19, 2015, January 19, 2016 and April 19, 2016, subject to postponement for days that are not underlying business days and certain market disruption events. We also refer to April 19, 2016 as the final determination date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final share price is less than the downside threshold level:
(i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date, or (ii) at our option, the cash value of such shares as of the final determination date

Exchange ratio:	0.05716, which is the stated principal amount divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
CUSIP:	22539T761
ISIN:	US22539T7616
Listing:	The securities will not be listed on any securities exchange.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

Investment Summary

Contingent Income Auto-Callable Securities

The Contingent Income Auto-Callable Securities due April 22, 2016 With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.325 (3.25% of the stated principal amount) per security but only if the determination closing price or the final share price, as applicable, is at or above 70% of the initial share price, which we refer to as the downside threshold level, on the related determination date. If the determination closing price or final share price, as applicable, is less than the downside threshold level on any determination date, we will pay no contingent quarterly payment for the related quarterly period. It is possible that the determination closing price could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments during the entire term of the securities. We refer to these contingent quarterly payments as contingent, because there is no guarantee that you will receive a contingent quarterly payment on any contingent payment date. Even if the underlying stock were to be at or above the downside threshold level on some determination dates, it may fluctuate below the downside threshold level on others. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date.

If the determination closing price is greater than or equal to the initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor or (ii) at our option, the cash value of such shares. The value of such shares (or that cash) will be less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying stock.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment but only if the closing price or the final share price, as applicable, is at or above 70% of the initial share price, which we refer to as the downside threshold level, on the related determination date. The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of receiving no contingent quarterly payments for the entire 3-year term of the securities in exchange for an opportunity to earn interest at a potentially above market rate if the underlying stock closes at or above the downside threshold level on each determination date unless the securities are redeemed early. The following scenarios are for illustrative purposes only to demonstrate how the contingent quarterly payment and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the securities may or may not be redeemed, the contingent payment may be payable in none of, or some but not all, of the quarterly periods during the term of the securities and the payment at maturity may be less than 70% of the stated principal amount of the securities and may be zero. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1
On any of the first eleven determination dates, the determination closing price is greater than or equal to the initial share price.

▪    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.

▪     The payment due at maturity will be (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date, or (ii) at our option, the cash value of those shares as of the final determination date.

▪     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Eleven Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether you receive a contingent quarterly payment and whether the securities are redeemed prior to maturity will be determined on each determination date and the payment at maturity will be determined by reference to the closing price of the underlying stock on the final determination date. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to the credit risk of Credit Suisse. The below examples are based on the following terms:

Hypothetical Initial Share Price:	$180
Hypothetical Downside Threshold Level:	$126, which is 70% of the hypothetical initial share price
Hypothetical Exchange Ratio:	0.05556, which is the stated principal amount divided by the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Quarterly Payment:	$0.325 (3.25% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the hypothetical initial share price of $126 on one of the first eleven determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first eleven determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$115.00	$0	N/A	$130.00	$0.325	N/A
#2	$180.00	—*	$10.325	$110.00	$0	N/A
#3	N/A	N/A	N/A	$105.00	$0	N/A
#4	N/A	N/A	N/A	$105.00	$0	N/A
#5	N/A	N/A	N/A	$130.00	$0.325	N/A
#6	N/A	N/A	N/A	$135.00	$0.325	N/A
#7	N/A	N/A	N/A	$105.00	$0	N/A
#8	N/A	N/A	N/A	$135.00	$0.325	N/A
#9	N/A	N/A	N/A	$130.00	$0.325	N/A
#10	N/A	N/A	N/A	$225.00	—*	$10.325
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the second determination date as the determination closing price on the second determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.325 = $10.325

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the tenth determination date as the determination closing price on the tenth determination date is greater than the initial share price. As the determination closing prices on the first, fifth, sixth, eighth, ninth and tenth determination dates are greater than the downside threshold level, you receive the contingent payment of $0.325 with respect to each such determination date. Following the tenth determination date, you receive an early redemption amount of $10.325, which includes the contingent quarterly payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying stock has appreciated by 25% from its initial share price on the tenth determination date, you receive only $10.325 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$120.00	$0	N/A	$120.00	$0	N/A
#2	$100.00	$0	N/A	$95.00	$0	N/A
#3	$105.00	$0	N/A	$98.00	$0	N/A
#4	$110.00	$0	N/A	$110.00	$0	N/A
#5	$103.00	$0	N/A	$105.00	$0	N/A
#6	$95.00	$0	N/A	$102.00	$0	N/A
#7	$98.00	$0	N/A	$102.00	$0	N/A
#8	$98.00	$0	N/A	$109.00	$0	N/A
#9	$105.00	$0	N/A	$115.00	$0	N/A
#10	$109.00	$0	N/A	$115.00	$0	N/A
#11	$115.00	$0	N/A	$120.00	$0	N/A
Final Determination Date	$108.00	$0	N/A	$135.00	—*	N/A
Payment at Maturity	$6.00			$10.325
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying stock remains below the downside threshold level on every determination date. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor or the cash value thereof, calculated as follows:

the cash value of 0.05556 shares of the underlying stock = $108.00 x 0.05556 = $6.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

▪
In Example 4, the closing price of the underlying stock decreases to a final share price of $135.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.325 = $10.325

In this example, although the final share price represents a 25% decline from the initial share price, you receive the stated principal amount per security plus the final contingent quarterly payment, equal to a total payment of $10.325 per security at maturity, because the final share price is not less than the downside threshold level.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. If the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than 70% of the stated principal amount and could be zero. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪
The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly payment but only if the closing price of the underlying stock is at or above 70% of the initial share price, which we refer to as the downside threshold level, on the related determination date. If, on the other hand, the closing price is lower than the downside threshold level on the relevant determination date for any interest period, we will pay no contingent quarterly payment on the applicable contingent payment date. It is possible that the closing price could remain below the downside threshold level for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The securities are subject to the credit risk of Credit Suisse.  Although the return on the securities will be based on the performance of the underlying stock, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪
The contingent quarterly payment, if any, is based solely on the determination closing price or the final share price, as applicable on the related determination date. Whether the contingent quarterly payment will be paid on any contingent payment date will be determined at the end of the relevant interest period based on the determination closing price of the underlying stock on the relevant determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is below the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying stock was higher on other days during that period.

▪
Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Contingent Income Auto-Callable Securities due April 22, 2016
With the Contingent Quarterly Payment and the Payment at Maturity Subject to the Performance of the Common Stock of LinkedIn Corporation

▪
If the payment at maturity consists of a number of shares of the underlying stock, or at our option, the cash value of such shares, the value of such shares could be less on the maturity date than on the final determination date. If the final share price is less than the downside threshold level, you will be entitled to receive on the maturity date (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date plus an amount in cash corresponding to any fractional share, or (ii) at our option, the cash value of such shares as of the final determination date. The value of such shares on the final determination date will be less than $10 per $10 principal amount of securities and could fluctuate, possibly decreasing, in the period between the final determination date and the maturity date. We will make no adjustments to such shares or its cash value to account for any such fluctuation and you will bear the risk of any decrease in the value of such shares between the final determination date and the maturity date.

▪
The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which CGMI may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the determination closing price has been below the downside threshold level on any determination date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	investors’ expectations with respect to the rate of inflation,

o	time remaining until the securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or markets generally and which may affect the final share price of the underlying stock,

o	the availability of comparable instruments,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “LinkedIn Corporation Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
Investing in the securities is not equivalent to investing in the common stock of LinkedIn Corporation.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with LinkedIn Corporation.  LinkedIn Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to LinkedIn Corporation in connection with this offering.

▪
We may engage in business with or involving LinkedIn Corporation without regard to your interests. We or our affiliates may presently or from time to time engage in business with LinkedIn Corporation without regard to your interests and thus may acquire non-public information about LinkedIn Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published

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Contingent Income Auto-Callable Securities due April 22, 2016
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and in the future may publish research reports with respect to LinkedIn Corporation, which may or may not recommend that investors buy or hold the underlying stock.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. Credit Suisse International, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity , or if an adjustment is made but such adjustment does not fully reflect the economics of such event,  the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which CGMI is willing to transact. If, at any time, CGMI were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be able and willing to hold your securities to maturity.

▪
Certain built-in costs are likely to adversely affect the value of the securities prior to maturity. While the payment at maturity described in this document is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪
Our hedging and trading activity could potentially adversely affect the value of the securities. We have carried out, and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock. We may also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of our general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, as a result, could have increased (i) the closing price at which the underlying stock must close on the determination dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to be entitled to receive a contingent quarterly payment and, with respect to the final determination date, so that you are not exposed to the negative performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪
Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities. No statutory, judicial, or administrative authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain. Under the terms of the

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securities, you will have agreed with us to treat the securities as prepaid financial contracts, with respect to the underlying, as described under “Material U.S. Federal Income Tax Considerations—Characterization of the Securities.”  If the U.S. Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income, gain or loss with respect to the securities may differ. No assurance can be given that the IRS will agree with the statements made in the section entitled “Material U.S. Federal Income Tax Considerations.”  Additionally, in Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale or exchange thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale or exchange) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

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LinkedIn Corporation Overview

LinkedIn Corporation is an Internet-based professional network platform.

The Class A Common Stock of the LinkedIn Corporation, par value $0.0001 per share, is listed on the New York Stock Exchange. The underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-35168 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of the underlying stock.

Information as of market close on April 19, 2013:

Bloomberg Ticker Symbol:	LNKD <Equity>	52 Week High (on 4/12/2013):	$185.39
Current Stock Price:	$174.95	52 Week Low (on 6/4/2012):	$91.09
On 4/19/2012:	$104.58

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from May 19, 2011 through April 19, 2013. The closing price of the underlying stock on April 19, 2013 was $174.95. The associated graph shows the closing prices of the underlying stock for each day in the same period. The underlying stock began trading on The New York Stock Exchange on May 19, 2011 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

LinkedIn Corporation Class A Common Stock (CUSIP 53578A108)	High ($)	Low ($)	Dividends ($)
2011
Second Quarter	95.45	63.71	0.00
Third Quarter	109.97	71.27	0.00
Fourth Quarter	93.93	59.07	0.00
2012
First Quarter	103.31	61.79	0.00
Second Quarter	117.30	91.09	0.00
Third Quarter	123.23	93.51	0.00
Fourth Quarter	121.98	95.62	0.00
2013
First Quarter	181.48	111.17	0.00
Second Quarter (through April 19, 2013)	185.39	167.31	0.00

We make no representation as to the amount of dividends, if any, that LinkedIn Corporation may pay in the future. In any event, as an investor in the Contingent Income Auto-callable Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of LinkedIn Corporation

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LinkedIn Corporation Class A Common Stock – Daily Closing Prices May 19, 2011 to April 19, 2013

* The red solid line indicates the downside threshold level of $122.465, which is 70% of the initial share price.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of LinkedIn Corporation. We have derived all disclosures contained in this document regarding LinkedIn Corporation stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to LinkedIn Corporation.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning LinkedIn Corporation could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:
The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

No fractional shares:
At maturity, if our payment is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:
If the final determination date is postponed as a result of a market disruption event or because such final determination date is not an underlying business day, then the maturity date will be postponed to the fifth business day following the final determination date as postponed.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	The Bank of New York Mellon
Calculation agent:	Credit Suisse International
Material U.S. Federal Income Tax Considerations:
The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•           a financial institution,
•           a mutual fund,
•           a tax-exempt organization,
•           a grantor trust,
•           certain U.S. expatriates,
•           an insurance company,
•           a dealer or trader in securities or foreign currencies,
•               a person (including traders in securities) using a mark-to-market method of accounting,
•               a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•           an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the

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securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying, that are eligible for open transaction treatment in part. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the payment of the redemption amount is in cash, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at that time. If the payment of the redemption amount is in physical shares of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional

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shares, as described below). A U.S. Holder should have a tax basis in all physical shares received (including for this purpose any fractional shares) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares received should start on the day after the delivery of the physical shares. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares, which should be equal to the U.S. Holder’s basis in all of the physical shares (including the fractional shares), multiplied by a fraction, the numerator of which is the fractional shares and the denominator of which is all of the physical shares (including fractional shares).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any income earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities may be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross

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proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a Non-U.S. Holder that has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the coupon payments) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and,

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therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely

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held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Use of proceeds and hedging:
We intend to use the proceeds from each offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the proceeds from any offering to hedge our obligations under the securities. In addition, we may also invest the proceeds temporarily in short-term securities. The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

One or more of our affiliates before and following the issuance of any securities may acquire or dispose of positions relating to the underlying stock or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, such underlying stock, to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the level of the underlying stock. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the underlying stock or the value of the securities, we cannot assure you that these activities will not have such an effect.

For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agent, and certain of our respective subsidiaries may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.

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Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which we or one of our affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.
The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.
The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection

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with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental information regarding plan of distribution:
Under the terms ofdistribution agreement with Citigroup Global Markets Inc., dated as of March 23, 2012, Citigroup Global Markets Inc. will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $0.225 per $10 principal amount of securities and will forgo fees for sales to fiduciary accounts.

See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the original issue date is more than three business days after the pricing date, purchasers who wish to transact in the securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Contact:
Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(914)-225-2700). All other clients may contact their local brokerage representative.

Where you can find more information:
Credit Suisse has filed a registration statement (including a prospectus, prospectus supplement and product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus and prospectus supplement in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement for auto-callable securities and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement ACS-1 dated March 28, 2013

Prospectus supplement and Prospectus dated March 23, 2012

Terms used in this document are defined in the accompanying product supplement or in the prospectus supplement and prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Credit Suisse.

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